Exhibit 10.6

[●], 2026
[Employee Name]
Via Email – [employee email]@octave.com
PRIVATE AND CONFIDENTIAL
Re: Transaction Bonus
Dear [Employee Name],
As recognition for your hard work related to the spin-off of Octave Intelligence plc and its group of companies (the “Octave Group”), Octave is pleased to confirm that you have been selected to receive a one-time cash bonus in the amount of $[●], less applicable withholdings (the “Bonus”). The Bonus will be paid to you via your normal payroll process on or about May 21, 2026, and is subject to your continued employment through such date and the terms of this letter.
As you know, the Octave Group will be spun out from the Hexagon Group on May 22, 2026 (the “Closing Date”). As a condition to receiving the Bonus, if you voluntarily terminate your employment with the Octave Group without “Good Reason” (as such term is defined the Octave Intelligence plc Long-Term Incentive Plan”) prior to the one-year anniversary date of the Closing Date, then you acknowledge and agree that you must repay the after-tax amount of the Bonus to Octave in full within 30 days of such termination. Note that this letter letter does not alter your at-will employment relationship.
Thank you for your dedication, and we look forward to your continued contributions to the Octave Group!
By your signature below you hereby accept and agree with the terms reflected in this letter.
Sincerely,

I accept the terms as set out in this letter:

Signed:
[Employee Name]